Exhibit 99.1

Aug. 20, 2013 11:00 UTC WCI Communities Announces Second Quarter 2013 Results BONITA SPRINGS, Fla.--(BUSINESS WIRE)-- WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for its second quarter ended June 30, 2013. Second Quarter 2013 Financial Highlights Versus Second Quarter 2012 Net income of $8.2 million, or $0.45 per diluted share, versus net loss of ($16.5) million, or ($1.39) per diluted share Adjusted EBITDA of $11.7 million, up 213.5% Revenues from homes delivered of $53.8 million, up 170.0% Deliveries of 122 homes, up 144.0% Average selling price of $441,000, up 10.8% Adjusted gross margin from homes delivered of 33.3%, a 140 basis point improvement Contract value of new orders of $70.1 million, up 38.0% New orders of 147 homes, up 14.8% Average selling price per new order of $477,000, up 20.2% Cancellation rate of 4.5%, down from 6.6% Backlog contract value of $159.8 million, up 16.7%; average selling price in backlog of $469,000, up 11.9% $66 million in land purchases of approximately 1,900 home sites for eight future selling neighborhoods Keith Bass, the Company’s President and Chief Executive Officer commented, “The second quarter of 2013 positioned WCI Communities for a strong start as we returned to the public markets following our IPO last month. The Company’s profitability for the quarter improved significantly over last year as we continue to ramp up our Homebuilding operations. These results demonstrate that we are well positioned to take advantage of the improving Florida housing market given our significant land position with its attractive cost basis in many of the state’s key coastal markets.” Mr. Bass added, “We will continue to focus on developing highly desirable, amenity rich, lifestyle oriented communities by leveraging the operational expertise that exists across the organization.” For the quarter ended June 30, 2013, the Company generated total revenue of $83.3 million, an improvement of $34.8 million, or 71.8%, compared to $48.5 million in the second quarter of 2012. This increase was primarily due to strength in the Homebuilding segment, attributable to significant growth in homes delivered and higher average selling prices. Net income for the quarter ended June 30, 2013 increased to $8.2 million, or $0.45 per diluted share, an improvement from a net loss of ($16.5) million, or ($1.39) per diluted share, in the second quarter of 2012, which included $17.0 million in charges related to the early repayment of debt. Each business segment reported gross margin improvement over the second quarter of 2012, led by the incremental home deliveries in the Homebuilding segment. Revenues from homes delivered were $53.8 million, up 170.0% from the prior year period. The average selling price was $441,000, an increase of 10.8% from the prior year period, primarily driven by shifting product mix and an improved pricing environment. The Company delivered 122 homes, an increase of 144.0% from the prior year. Adjusted gross margin from homes delivered increased to 33.3%, compared to 31.9% in the prior year period. The 140 basis point year-over-year increase was primarily attributable to more deliveries with higher average selling prices, which more efficiently leveraged overhead. Contract value of new orders was $70.1 million for the second quarter, an increase of 38.0% from the prior year period. New orders for the second quarter increased 14.8% to 147 homes and the average selling price per new order was $477,000, an increase of 20.2% from the prior year period. The year-over-year growth is primarily attributable to the continued improvement in the overall housing market, favorable pricing environments and a higher number of active selling neighborhoods. The cancellation rate was 4.5%, down from 6.6% in the prior year period. Backlog contract value as of June 30, 2013 was $159.8 million, an increase of 16.7% from the prior year period and the average price in the backlog was $469,000, an increase of 11.9% from the prior year period. The increase in year-over-year backlog contract value was primarily due to continued improvement in the housing market as evidenced by the increase in new orders and average selling prices partially offset by increased deliveries during the six months ended June 30, 2013. Financing Activities On July 30, 2013, the Company completed its initial public offering (“IPO”) and issued 6,819,091 shares of common stock at $15.00 per share for total net proceeds of approximately $91.4 million after deducting the underwriters’ discount and other IPO related expenses payable by the Company. The Company intends to use the proceeds from the IPO for general corporate purposes, including the acquisition and development of land and home construction. On August 7, 2013, the Company completed the issuance of $200 million of 6.875% senior notes due 2021 in a private offering. The net proceeds from the offering were approximately $196.0 million after deducting the initial purchasers’ discounts and other fees and expenses. The Company used $127.0 million of the net proceeds from the offering to voluntarily prepay the entire principal amount outstanding of its senior secured term notes due 2017, at a price equal to 101.0% of the principal amount, plus accrued and unpaid interest, and intends to use the remainder of proceeds for general corporate purposes, including the acquisition and development of land and home construction. “Collectively, the IPO and senior notes offering provides us with the liquidity and capital structure to continue to execute on our strategic initiatives and grow the business,” commented Mr. Bass. Conference Call As previously announced, the Company will host a conference call to discuss second quarter 2013 results before the market opens on Tuesday, August 20, 2013 at 8:30 a.m. (Eastern Time). A slide presentation for the call will be available on the Investors section of the Company’s Web site at investors.WCICommunities.com. The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available approximately two hours after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384- 5517. The passcode for the live call and the replay is 419367. The replay will be available until 11:59 pm (Eastern Time) on September 3, 2013. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at investors.WCICommunities.com. The on-line replay will be available for a limited time beginning approximately 2 hours following the call.

To learn more about WCI Communities, please visit the company's Web site at www.WCICommunities.com. Use of Non-GAAP Financial Measures In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings announcement contains the non-GAAP financial measures Adjusted EBITDA and Adjusted gross margin from homes delivered. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements. About WCI Communities, Inc. WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida's highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity rich, lifestyle oriented master-planned communities, catering to move-up, active adult and second-home buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses. FORWARD-LOOKING STATEMENTS Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section of the final prospectus filed by the Company with the Securities and Exchange Commission on July 25, 2013 related to the Registration Statement on Form S-1 and subsequent filings by the Company. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements. WCI Communities, Inc. Consolidated Balance Sheets (in thousands, except share amounts)

June 30, December 31, 2013 2012 (unaudited) Assets Cash and cash equivalents $ 34,532 $ 81,094 Restricted cash 6,953 10,875 Notes and accounts receivable 2,689 5,672 Real estate inventories 272,408 183,168 Property and equipment, net 24,179 24,313 Other assets 18,992 17,789 Income tax receivable 85 16,831 Goodwill 7,520 7,520 Total assets $ 367,358 $ 347,262 Liabilities and Equity Accounts payable and other liabilities $ 44,564 $ 40,007 Customer deposits 22,244 15,921 Senior secured term notes 122,936 122,729 189,744 178,657 Commitments and contingencies (Note 14) WCI Communities, Inc. shareholders' equity: Preferred stock, $.01 par value; 20,000 shares authorized, Series A $.01 par value; 10,000 shares issued and outstanding at June 30, 2013 and December 31, 2012 - - Series B $.01 par value; 0 shares issued and outstanding at June 30, 2013; 1 share issued and outstanding at December 31, 2012 - - Common stock, $.01 par value; 150,000,000 shares authorized, 18,072,169 shares issued and 18,045,132 shares outstanding at June 30, 2013 and December 31, 2012 18 18 Additional paid-in capital 203,336 203,996 Accumulated deficit (28,172) (37,664) Treasury stock, at cost, 27,037 shares at June 30, 2013 and December 31, 2012 (196) (196) Total WCI Communities, Inc. shareholders' equity 174,986 166,154 Noncontrolling interest in consolidated joint ventures 2,628 2,451 Total equity 177,614 168,605 Total liabilities and equity $ 367,358 $ 347,262 WCI Communities, Inc. Consolidated Statements of Operations (in thousands, except per share amounts) Three Months Ended June 30, Six Months Ended June 30,

	2013	2012	2013	2012
		(unaudited)		
Revenues				
Homebuilding	$ 53,761	$ 21,835	$ 84,252	$ 31,456
Real estate services	23,962	21,806	40,391	38,674
Amenities	5,614	4,868	12,428	11,463
Total revenues	83,337	48,509	137,071	81,593
Cost of Sales				
Homebuilding	36,973	15,260	57,629	23,417
Real estate services	22,074	20,568	38,106	37,045
Amenities	6,196	5,714	12,630	12,039
Total cost of sales	65,243	41,542	108,365	72,501
Gross margin	18,094	6,967	28,706	9,092
Other income	(1,011)	(363)	(1,220)	(1,168)
Selling, general and administrative	9,564	7,301	18,728	13,671
Interest expense	729	2,155	1,614	5,015
Expenses related to early repayment of debt	-	16,984	-	16,984
	9,282	26,077	19,122	34,502
Income (loss) from continuing operations before income taxes	8,812	(19,110)	9,584	(25,410)
Income tax benefit from continuing operations	-	937	85	937
Income (loss) from continuing operations	8,812	(18,173)	9,669	(24,473)
Income from discontinued operations, net of tax	-	188	-	101
Gain on sale of discontinued operations, net of tax	-	1,396	-	1,396
Net income (loss)	8,812	(16,589)	9,669	(22,976)
Net (loss) income from continuing operations attributable to noncontrolling interests	(94)	(131)	177	142
Net income (loss) attributable to WCI Communities, Inc.	8,906	(16,458)	9,492	(23,118)
Preferred stock dividend	(700)	-	(700)	-
Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$ 8,206	$ (16,458)	$ 8,792	$ (23,118)
Basic earnings (loss) per share of WCI Communities, Inc.:				
Continuing operations	$ 0.45	$ (1.52)	$ 0.49	$ (2.26)
Discontinued operations	-	0.13	-	0.14
Earnings (loss) per share	$ 0.45	$ (1.39)	$ 0.49	$ (2.12)
Diluted earnings (loss) per share of WCI Communities, Inc.:				
Continuing operations	$ 0.45	$ (1.52)	$ 0.49	$ (2.26)
Discontinued operations	-	0.13	-	0.14
Earnings (loss) per share	$ 0.45	$ (1.39)	$ 0.49	$ (2.12)
Weighted average number of shares of common stock outstanding:				
Basic	18,045	11,855	18,045	10,902
Diluted	18,084	11,855	18,074	10,902

Net income (loss) attributable to WCI Communities, Inc.: Income (loss) from continuing operations $ 8,906 $ (18,042) $ 9,492 $ (24,615) Income from discontinued operations - 1,584 - 1,497 Net income (loss) attributable to WCI Communities, Inc. $ 8,906 $ (16,458) $ 9,492 $ (23,118) WCI Communities, Inc. Consolidated Statements of Cash Flows (in thousands) Six Months Ended June 30, 2013 2012 (unaudited) Operating activities Net income (loss) $ 9,669 $ (22,976) Adjustments to reconcile net income (loss) to net cash used in operating activities: Amortization of debt issuance costs 278 162 Amortization of debt discounts 208 1,170 Expenses related to early repayment of debt - 16,984 Non-cash addition to senior subordinated secured term loan for PIK interest - 6,930 Depreciation 1,008 1,061 Provision for bad debts 247 316 Gain on sale of discontinued operations - (2,272) Loss on sale of property and equipment 1 8 Non-cash long-term incentive compensation expense 1,991 - Stock-based compensation expense 41 403 Changes in assets and liabilities: Restricted cash 3,922 (4,371) Notes and accounts receivable 2,735 (1,468) Real estate inventories (89,429) (20,143) Other assets (1,672) (19) Income tax receivable 16,746 - Accounts payable and other liabilities 2,987 1,731 Customer deposits 6,323 10,465 Net cash used in operating activities (44,945) (12,019) Investing activities Distribution of capital from unconsolidated joint venture 577 - Additions to property and equipment (875) (544) Proceeds from the sale of discontinued operations - 4,632 Net cash (used in) provided by investing activities (298) 4,088 Financing activities Repayment on senior subordinated secured term loan - (162,412) Debt issuance costs (385) (2,363)

Payments on community development district obligations	(234)	(450)
Payment of preferred stock dividend	(700)	-
Proceeds from the issuance of common stock	-	48,260
Proceeds from the issuance of senior secured term notes	-	122,500
Net cash (used in) provided by financing activities	(1,319)	5,535
Net decrease in cash and cash equivalents	(46,562)	(2,396)
Cash and cash equivalents at beginning of period	81,094	43,350
Cash and cash equivalents at end of period	$ 34,532	$ 40,954

WCI Communities, Inc.
Homebuilding Operations Data

	For the three months ended June 30,		For the six months ended June 30,	
	2013	2012	2013	2012
	(unaudited) ($ in thousands)			
Homebuilding revenues	$ 53,761	$ 21,835	$ 84,252	$ 31,456
Homes delivered	53,759	19,910	84,035	25,829
Land and home sites	2	1,925	217	5,627
Homebuilding gross margin	16,788	6,575	26,623	8,039
Homebuilding gross margin percentage	31.2%	30.1%	31.6%	25.6%
Homes delivered (units)	122	50	201	69
Average selling price per home delivered	$ 441	$ 398	$ 418	$ 374
New orders for homes (units)	147	128	287	242
Contract values of new orders	$ 70,072	$ 50,838	$ 128,936	$ 91,463
Average selling price per new order	477	397	449	378
Cancellation rate	4.5%	6.6%	4.7%	5.8%
Backlog (units)	341	327	341	327
Backlog contract values	$ 159,837	$ 136,878	$ 159,837	$ 136,878
Average selling price in backlog	469	419	469	419
Active selling neighborhoods at period-end	22	20	22	20

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to the results reported in accordance with GAAP, the Company has provided information in this press release related to Adjusted gross margin from homes delivered, EBITDA and Adjusted EBITDA.

Adjusted Gross Margin from Homes Delivered

The Company calculates adjusted gross margin from homes delivered from Homebuilding gross margin by subtracting gross margin (loss) from land and home sites from Homebuilding gross margin to arrive at gross margin from homes delivered. Adjusted gross margin from homes delivered is calculated by adding asset impairments, if applicable, and capitalized interest in cost of sales to gross margin from homes delivered. Management uses adjusted gross margin from homes delivered to evaluate operating performance in the Company's Homebuilding segment and in making strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions. The Company believes adjusted gross margin from homes delivered is relevant and useful to investors for evaluating its performance. This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of the Company’s operating performance. Although other companies in the homebuilding industry report similar information, the methods used by such companies may differ. The Company urges investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing its measures to those of such other companies. EBITDA and Adjusted EBITDA Adjusted EBITDA measures performance by adjusting net income (loss) to exclude interest expense, capitalized interest in cost of sales, income tax (benefit), depreciation (‘‘EBITDA’’), non-cash long-term incentive compensation expenses, asset impairments, and expenses related to early repayment of debt. Management believes that the presentation of Adjusted EBITDA provides useful information to investors regarding the Company’s results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of the Company’s business. Management also believes Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of the Company’s capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside the control of management (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as asset impairments). Accordingly, management believes that this measurement is useful for comparing general operating performance from period to period. Other companies may define Adjusted EBITDA differently and, as a result, the Company’s measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Although the Company For the three months ended For the six months ended June 30, June 30, 2013 2012 2013 2012 (unaudited) ($ in thousands) Homebuilding gross margin $ 16,788 $ 6,575 $ 26,623 $ 8,039 Less:gross margin (loss) from land and home sites (34) 597 35 824 Gross margin from homes delivered $ 16,822 $ 5,978 $ 26,588 $ 7,215 Add: Capitalized interest in cost of sales 1,070 371 1,563 440 Adjusted gross margin from homes delivered $ 17,892 $ 6,349 $ 28,151 $ 7,655 Gross margin from homes delivered as a percentage of revenues from homes delivered 31.3% 30.0% 31.6% 27.9 % Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered 33.3% 31.9% 33.5% 29.6%

uses Adjusted EBITDA as a financial measure to assess the performance of its business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate the Company’s business. Adjusted EBITDA and EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance. The Company’s presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or nonrecurring items. The Company’s EBITDA-based measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of its results as reported under GAAP. Some of these limitations are: they do not reflect the impact of earnings or charges resulting from matters the Company considers not to be indicative of its ongoing operations; they do not reflect the significant interest expense necessary to service interest payments on the Company’s debt; they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows; and other companies in the Company’s industry may calculate these measures differently than it does, limiting their usefulness as comparative measures. Because of these limitations, the Company’s EBITDA-based measures are not intended as alternatives to net income (loss) as indicators of its operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flow provided by operating activities as measures of liquidity. You should therefore not place undue reliance on the Company’s EBITDA-based measures or ratios calculated using those measures. The Company’s GAAP-based measures can be found in its unaudited consolidated financial statements. For the three months ended For the six months ended June 30, June 30, 2013 2012 2013 2012 (unaudited) ($ in thousands) Net income (loss) attributable to common shareholders of WCI Communities, Inc. $ 8,206 $ (16,458) $ 8,792 $ (23,118) Interest expense 729 2,155 1,614 5,015 Capitalized interest in cost of sales 1,070 371 1,563 440 Income tax (benefit) - - (85) - Depreciation 545 477 1,008 1,061 EBITDA 10,550 (13,455) 12,892 (16,602) Preferred stock dividend 700 - 700 - Non-cash long-term incentive compensation expense 448 202 2,032 403 Asset impairments - - - - Expenses related to early repayment of debt - 16,984 - 16,984 Adjusted EBITDA $ 11,698 $ 3,731 $ 15,624 $ 785 Contacts Investor Relations:

Source: WCI Communities, Inc. View this news release online at: http://www.businesswire.com/news/home/20130820005391/en WCI Communities, Inc. Scott Bowles, 239-498-8481 ir@wcicommunities.com